Exhibit 10.29
February 13, 2024
Michael Kelliher

Dear Mike,
On behalf of Ardelyx (the “Company”), I am pleased to offer you employment in the exempt position of Executive Vice President, Corporate Development and Strategy, reporting to Mike Raab, President and Chief Executive Officer. In this role, you will be a member of the Executive Leadership Team. You will be primarily located in Chicago, Illinois, with travel as necessary. If you accept this offer, you and the Company will enter into a Change in Control Severance Agreement that will further define some of the provisions set forth in this offer letter (the “Severance Agreement”).
Your first day of full-time employment with Ardelyx is Tuesday, April 16, 2024. Your salary for this position will be $440,000 on an annualized basis, less applicable tax and other withholdings in accordance with the Company’s normal payroll procedure.
You will be eligible to participate in various Company equity and benefit plans, including group health insurance, 401(k), the Employee Stock Purchase Plan and Flexible Time Off (FTO). In addition to your initial equity grants described below, you will be eligible to receive annual equity grants at the discretion of the Board of Directors, based on both individual and Company performance and the status of the Company’s equity plans from which employee equity may be granted.
In addition, you will be eligible to participate in our annual bonus plan. This bonus will be awarded at the discretion of the Board of Directors and based on both individual and Company performance. The target bonus for this position is 45% of base salary. This bonus is discretionary, and the business and individual objectives are set by you and your manager. Your bonus for 2024 will be pro-rated for the time you are employed by the Company during the year.
Subject to the approval of the Company’s Compensation Committee of the Board of Directors, or its designee, and after your first day of employment, you will be granted an option to purchase 205,000 shares of Company common stock (the “Stock Option”) and restricted stock units covering 160,000 shares of common stock (“RSUs”). The exercise price for the Stock Option will be equal to the fair market value of Ardelyx stock on your option grant date. Your Stock Option will vest over a period of 4 years, with 25% of the shares vesting at the end of your first year of employment, and the remainder vesting monthly over the following three years. Your RSUs will vest as follows: 25% of the shares vesting on the first Company designated RSU vest date following the first anniversary of your commencement of employment and the remainder vesting quarterly over the next three years on the Company’s quarterly designated RSU vest dates. Equity compensation will be subject to the terms and conditions of the Company’s equity incentive plan and standard forms of stock option and RSU agreements, which you will be required to accept as a condition of receiving the option and RSU.
Your employment with the Company is “at will.” This means it is for no specified term and may be terminated by you or the Company at any time, with or without cause or notice. In addition, subject to the terms of the Severance Agreement, the Company reserves the right to modify your compensation, position, duties or reporting relationship to meet business needs and to decide on appropriate discipline. Please note that this employment offer is contingent upon the successful completion of a background check paid for by the company. Negative information may result in the rescission of this offer.
As a condition of your employment, you will be required to sign the Company’s standard form of employee nondisclosure and assignment agreement, and to provide the Company with documents establishing your identity and right to work in the United States. Those documents must be provided to the Company within three business days of your employment start date.
400 Fifth Avenue, Suite 210 | Waltham, MA 02451| 510.745.1700 |ardelyx.com

In the event of any dispute or claim relating to or arising out of your employment relationship with the Company, this agreement, or the termination of your employment with the Company for any reason (including, but not limited to, any claims of breach of contract, defamation, wrongful termination or age, sex, sexual orientation, race, color, national origin, ancestry, marital status, religious creed, physical or mental disability or medical condition or other discrimination, retaliation or harassment), you and the Company agree that all such disputes shall be fully resolved by confidential, binding arbitration conducted by a single arbitrator through the American Arbitration Association (“AAA”) under the AAA’s National Rules for the Resolution of Employment Disputes then in effect, which are available online at the AAA’s website at www.adr.org. You and the Company hereby waive your respective rights to have any such disputes or claims tried before a judge or jury.
This agreement, the Severance Agreement and the non-disclosure, stock option and RSU agreements referred to above constitute the entire agreement between you and the Company regarding the terms and conditions of your employment, and they supersede all prior or contemporaneous negotiations, representations or agreements between you and the Company. The provisions of this agreement regarding “at will” employment and arbitration may only be modified by a document signed by you and an authorized representative of the Company.
Please sign and date this letter on the spaces provided below to acknowledge your acceptance of the terms of this agreement on or before Monday, February 12, 2024.
Mike, we look forward to having you join the Ardelyx team.
Sincerely,
Ardelyx, Inc.
By: /s/ Mike Raab
Mike Raab, President and Chief Executive Officer

I agree to and accept employment with Ardelyx on the terms and conditions set forth in this agreement. I understand and agree that my employment with the Company is at-will.

Date:	2/14/24	/s/ Michael Kelliher
Michael Kelliher